Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
Email: wamplerwes@lumosnet.com

Lumos Networks Corp. Reports Third Quarter 2011 Operating Results

Company Completes Separation from NTELOS Holdings Corp.

Declares Initial Dividend of $0.14 per Share

WAYNESBORO, VA – November 7, 2011 – Lumos Networks Corp. (“Lumos Networks,” Nasdaq: LMOS), a fiber-based service provider of voice, data and IP-based telecommunication services in the Mid-Atlantic region, today announced operating results for its third quarter of 2011. Lumos Networks was separated from NTELOS Holdings Corp. (“NTELOS”) through a spin-off effective after the close of business on October 31, 2011.

“We are delighted to become an independent publicly traded company,” said James A. Hyde, chief executive officer of Lumos Networks. “It is a truly exciting time for our business. Opportunities in newly acquired markets, the recent expansion of our fiber network and continued growth in demand for high-speed data services combine with the separation to position us well for the future.”

Highlights for third quarter 2011 include:

•

Metro E and IP-based services were expanded into six new market areas in third quarter 2011, facilitated by the systems integration of acquired markets. For the year, these services have been expanded into 29 new markets in West Virginia, Pennsylvania and Maryland.

•	Consolidated adjusted EBITDA (a non-GAAP measure) for third quarter 2011 was $24.6 million.

•	Enterprise data revenues were up 9% (pro forma for acquisition), over third quarter 2010; on-net buildings increased by 46 during the quarter, totaling 949 at September 30, 2011.

•

Wholesale data revenues were up 16% (pro forma for acquisition), over third quarter 2010, and up 5% over the previous quarter. Construction was completed to 23 new cell sites during the quarter bringing the total to 132, with an additional 82 sites ordered.

Recent Developments

Funding of Credit Facility: Concurrent with the separation, Lumos Networks received funding of $340 million under a new $370 million senior credit facility consisting of a $60 million senior secured five-year revolving credit facility (the “Revolver”), of which $30 million was drawn; a $110 million senior secured five-year amortizing Term Loan A and a $200 million senior secured six-year amortizing Term Loan B. The proceeds were used to fund a working capital cash reserve at Lumos Networks and approximately $315 million was distributed to NTELOS to pay off intercompany debt owed and to fund a mandatory repayment on NTELOS Inc.’s credit facility. Pricing of the Lumos Networks credit facility was LIBOR plus 3.25% for the Revolver and the Term Loan A and LIBOR plus 3.50% for the Term Loan B, with no LIBOR floor.

Declaration of Dividend: On November 4, 2011, the Board of Directors of Lumos Networks Corp. declared the company’s first quarterly cash dividend on its common stock in the amount of $0.14 per share to be paid on January 12, 2012 to stockholders of record on December 16, 2011.

Chief Financial Officer Appointed: Harold L. “Hal” Covert joined Lumos Networks in September as executive vice president and chief financial officer. Mr. Covert’s career includes over 27 years of experience serving as chief financial officer for public and private technology companies.

Operating Highlights

Total operating revenues for the third quarter 2011 were $51.6 million compared to $35.6 million for third quarter 2010 and total adjusted EBITDA was $24.6 million for the third quarter 2011, compared to $19.4 million in third quarter 2010, each reflecting the results of FiberNet, which was acquired December 1, 2010.

Competitive Segment: Representing 75% of total revenues, Competitive revenues for third quarter 2011 were $38.5 million, compared to $21.0 million in third quarter 2010 and to $39.1 million in third quarter 2010, pro forma for the FiberNet acquisition. For the first nine months of 2011, Competitive revenues were $115.4 million compared to $116.5 million for the first nine months of 2010, pro forma. The following results are presented on a pro forma basis to reflect the acquisition of FiberNet on December 1, 2010:

•

Enterprise Data Services: Revenues from Enterprise Data Services were $8.6 million for third quarter 2011, compared to $7.9 million for third quarter 2010, an increase of 9%. This increase was primarily driven by sales to existing and new customers in acquired markets, recently integrated to offer Metro E and IP-based services. For the nine months ended September 30, 2011 and 2010, respectively, revenues from Enterprise Data Services were $25.0 million and $22.7 million, an increase of 11%.

•

Small-Medium Business (SMB)/Residential Data: For the third quarter of 2011, SMB/Residential revenues were $4.4 million compared to $4.2 million in third quarter 2010 an increase of 3%. For the first time, residential customers in the RLEC footprint with high-speed broadband over fiber connections exceeded customers with copper DSL connections for the quarter. SMB/Residential revenues for the first nine months of 2011 and 2010, respectively, were $12.9 million and $12.5 million, an increase of 3%.

•

Wholesale: Driven by the addition of fiber to 23 cell sites and related sales, wholesale revenues were $9.4 million for third quarter 2011, a 16% increase over pro forma $8.0 million in third quarter 2010. For the first nine months of 2011, wholesale revenues were $26.6 million, compared to $23.8 for the first nine months of 2010, an increase of 12%.

•

Voice and Long Distance: Growth from data products was mitigated by revenue decreases in competitive voice, long distance and other legacy products resulting primarily from anticipated off-network, voice customer churn in the acquired markets. On a pro forma basis, revenues from these products were down $2.2 million, or 14% and $5.4 million, or 12%, for the third quarter and the first nine months of 2011, respectively, compared to the same periods last year.

Adjusted EBITDA for Competitive was $15.7 million for the third quarter 2011, compared to $9.0 million in third quarter 2010 and $14.2 million pro forma third quarter 2010. For the first nine months of 2011, pro forma adjusted EBITDA was $45.7 million, a 9% increase over $42.0 million pro forma for the first nine months of 2010.

RLEC: RLEC revenues for the third quarter of 2011 were $13.1 million and were down 10% from third quarter 2010 and down $0.5 million, or 4% from second quarter 2011, reflecting access revenue losses. The biennial regulatory access rate reset effective July 1, 2011 negatively impacted RLEC revenues by approximately $0.6 million in the third quarter of 2011, compared to the previous quarter. RLEC adjusted EBITDA, with a margin of 68%, was $8.9 million for third quarter 2011, compared to $10.4 million in third quarter 2010.

Michael B. Moneymaker, president of Lumos Networks said, “We continue to see strong growth in revenues from enterprise data products, particularly in the newly integrated markets, and wireless carrier backhaul is driving significant wholesale revenue increases across the footprint.” He continued, “With market data demand only in early stages, we are well positioned for continued sales successes in these key segments.”

###

Business Outlook

The Company will provide financial guidance on the Third Quarter 2011 Earnings Conference Call scheduled for tomorrow, November 8, 2011 at 10:00 A.M. ET.

Statements made will be based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Presentation of Third Quarter 2011 Lumos Networks Corp. Results

The separation of Lumos Networks from NTELOS became effective after the close of business on October 31, 2011. A reverse split of one share for every two shares of NTELOS common stock was completed on this date and stockholders of record on October 24, 2011 received one share of Lumos Networks common stock for every share of the NTELOS common stock held, after giving effect to the reverse split, resulting in the distribution of approximately 21 million shares of Lumos Networks Corp. common stock. Since the separation occurred after the close of third quarter 2011, results for Lumos Networks were reported within the consolidated results of NTELOS.

The financial results in this presentation have been adjusted to reflect certain corporate expenses which were not previously allocated to the NTELOS segments. These allocations primarily represent corporate support functions, including but not limited to accounting, human resources, information technology and executive management, as well as corporate legal and professional fees, including audit fees, and equity-based compensation expense related to equity-based awards granted to employees in corporate support functions. These additional expenses for the nine months ended September 30, 2011 and 2010 totaled $2.3 million and $1.8 million, respectively.

This presentation does not reflect the funding of the Lumos Networks credit facility, the distribution of Lumos Networks common stock and certain additional costs of being a stand-alone public company.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to Lumos Networks before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the separation of the company from NTELOS.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Lumos Networks website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a 5,800 route-mile fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to achieve benefits from our separation from NTELOS Holdings Corp; our ability to successfully integrate the operations of the FiberNet business and increase revenues and manage churn in this business; our ability to offset expected revenue declines in our RLEC business related to the recent regulatory developments and carriers grooming their networks; the failure to realize synergies and cost savings from the acquisition of the FiberNet business or delay in realization thereof; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; Failure to complete the business separation of the wireless and wireline operations in an orderly fashion as currently structured and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to Lumos Networks Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customers and Network Statistics

Lumos Networks Corp.

Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
(in thousands)

ASSETS
Current Assets
Cash	$448	$489
Restricted cash [1]	8,062	8,062
Accounts receivable, net	20,984	20,785
Other receivables	2,387	1,238
Prepaid expenses and other	2,351	2,020

	34,232	32,594

Securities and investments	71	71

Property, plant and equipment, net	308,188	273,856

Other Assets
Goodwill	134,579	134,579
Franchise rights	32,000	32,000
Customer relationship intangible assets	51,884	62,623
Trademark and other intangible assets	2,168	3,281
Deferred charges and other assets	6,324	2,196

	226,955	234,679

Total Assets	$569,446	$541,200

LIABILITIES AND EQUITY
Current Liabilities
Current portion of capital lease obligations	$783	$688
Accounts payable	15,888	12,599
Advance billings and customer deposits	12,242	11,653
Accrued compensation	674	930
Accrued interest	80	—
Accrued operating taxes	2,773	844
Other accrued liabilities	1,027	1,428

	33,467	28,142

Long-Term Liabilities
Obligation to NTELOS Inc.	187,866	178,616
Capital lease obligations	1,418	1,417
Deferred Income taxes	69,155	61,217
Other long-term liabilities	5,064	5,122
Income tax payable	469	500

	263,972	246,872

Lumos Networks Equity	272,007	266,186

Total Liabilities and Equity	$569,446	$541,200

[1]

During 2010, the Company received Federal stimulus awards, providing 50% funding, to bring broadband services and infrastructure to Alleghany County, Virginia and to provide wireless broadband service and infrastructure to Hagerstown, Maryland. The Company was required to deposit 100% of its portion for both grants ($9.2 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

Lumos Networks Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Nine-months ended:
(in thousands, except per share amounts)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Operating Revenues	$51,601	$35,553	$156,307	$104,951

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	19,479	10,903	58,901	32,440

Customer operations	4,661	3,154	14,778	9,591

Corporate operations	3,588	3,318	10,908	8,900

Depreciation and amortization and accretion of asset retirement obligations	10,934	7,403	32,989	22,303

	38,662	24,778	117,576	73,234

Operating Income	12,939	10,775	38,731	31,717

Other Income (Expenses)
Interest expense	(2,559)	(1,065)	(8,840)	(3,821)
Other (expense) income, net	66	9	73	25

	10,446	9,719	29,964	27,921
Income Tax Expense	4,249	3,973	12,144	11,302

Net Income	6,197	5,746	17,820	16,619

Net Income Attributable to Noncontrolling Interests	(2)	(13)	(87)	(91)

Net Income Attributable to Lumos Networks Corp.	$6,195	$5,733	$17,733	$16,528

Note: First nine months of 2011 includes the operating results of FiberNet, acquired on December 1, 2010.

[1]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $0.8 million and $0.4 million for the third quarters of 2011 and 2010, respectively; and $2.1 million and $1.1 million for the nine months ended September 30, 2011 and 2010, respectively.

Lumos Networks Corp.

Summary of Operating Results

	00000000	00000000	00000000	00000000
(in thousands)	Three months ended:		Nine months ended:
	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011
Operating Revenues
Competitive Wireline	$20,957	$38,494	$61,400	$115,356
Enterprise Data	4,702	8,583	13,211	24,952
SMB/Residential Data	3,682	4,364	10,868	12,886
Wholesale	6,203	9,358	18,336	26,635
Voice and Long Distance	4,704	13,318	14,144	41,425
Other	1,666	2,871	4,841	9,458

RLEC	$14,596	$13,107	$43,551	$40,951
Local	2,921	2,890	8,936	8,569
Access	9,128	7,880	26,975	24,981
Other	2,547	2,337	7,640	7,401

	$35,553	$51,601	$104,951	$156,307

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation and acquisition related charges, a non-GAAP Measure of operating expenses)

Competitive Wireline	$11,931	$22,764	$35,477	$69,678
RLEC	4,208	4,190	13,498	12,693

	$16,139	$26,954	$48,975	$82,371

Adjusted EBITDA (a non-GAAP Measure)
Competitive Wireline	$9,026	$15,730	$25,923	$45,678
RLEC	10,388	8,917	30,053	28,258

	$19,414	$24,647	$55,976	$73,936

Capital Expenditures
Competitive Wireline	$5,259	$10,764	$22,148	$38,388
RLEC	2,411	4,249	7,682	10,426

	$7,670	$15,013	$29,830	$48,814

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)

Competitive Wireline	$3,767	$4,966	$3,775	$7,290
RLEC	7,977	4,668	22,371	17,832

	$11,744	$9,634	$26,146	$25,122

Lumos Networks Corp.

Reconciliation of Net Income Attributable to Lumos Networks Corp. to Operating Income

(in thousands)
	Three months ended:		Nine months ended:
	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011
Net income attributable to Lumos Networks Corp.	$5,733	$6,195	$16,528	$17,733
Net income attributable to noncontrolling interests	13	2	91	87

Net Income	5,746	6,197	16,619	17,820

Interest expense	1,065	2,559	3,821	8,840
Income taxes	3,973	4,249	11,302	12,144
Other income	(9)	(66)	(25)	(73)

Operating income	$10,775	$12,939	$31,717	$38,731

Competitive Wireline	4,049	7,870	12,736	21,937
RLEC	6,726	5,069	18,981	16,794

Operating income	$10,775	$12,939	$31,717	$38,731

Lumos Networks Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2010			2011
	Competitive Wireline	RLEC	Total	Competitive Wireline	RLEC	Total

For The Three Months Ended September 30
Operating Income	$4,049	$6,726	$10,775	$7,870	$5,069	$12,939
Depreciation and amortization and accretion of asset retirement obligations	3,924	3,479	7,403	7,398	3,536	10,934

Sub-total:	7,973	10,205	18,178	15,268	8,605	23,873

Equity based compensation	204	183	387	472	312	784
Acquisition related charges [1]	849	—	849	(10)	—	(10)

Adjusted EBITDA	$9,026	$10,388	$19,414	$15,730	$8,917	$24,647

Adjusted EBITDA Margin	43.1%	71.2%	54.6%	40.9%	68.0%	47.8%

For The Nine Months Ended September 30
Operating Income	$12,736	$18,981	$31,717	$21,937	$16,794	$38,731
Depreciation and amortization and accretion of asset retirement obligations	11,752	10,551	22,303	22,383	10,606	32,989

Sub-total:	24,488	29,532	54,020	44,320	27,400	71,720

Equity based compensation	586	521	1,107	1,288	858	2,146
Acquisition related charges [1]	849	—	849	70	—	70

Adjusted EBITDA	$25,923	$30,053	$55,976	$45,678	$28,258	$73,936

Adjusted EBITDA Margin	42.2%	69.0%	53.3%	39.6%	69.0%	47.3%

[1]	Acquisition related charges represent legal and professional fees related to the acquisition of FiberNet that closed on December 1, 2010.

Lumos Networks Corp.

Customers and Network Statistics

	Three months ended:
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
Competitive voice connections [1]	49,474	134,071	129,734	127,561	125,500
RLEC Broadband Customers [2]	14,728	14,706	14,643	14,542	14,947
Total Broadband Connections [2]	25,302	32,994	33,453	33,774	34,747
Video Subscribers	2,669	2,849	2,997	3,152	3,439
RLEC Total Access Lines	36,233	35,422	34,920	34,489	33,840

On-Network Buildings [3]	705	752	830	903	949
Fiber-Fed Cell Sites [3]	63	71	91	109	132
Co-Locations	142	143	144	146	147
Long-Haul Fiber Miles	4,940	4,941	5,767	5,788	5,801

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

[3]	Includes statistics for legacy markets only, excluding FiberNet.